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                                   EXHIBIT 99

TUESDAY DECEMBER 22, 10:36 AM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: Enhanced Services Company, Inc.

ENHANCED SERVICES ACQUIRES
'BRANDSFORLESS.COM' FOR $35 MILLION

      ONLINE SHOPPING SERVICE LATEST ADDITION TO INTERNET ROLL-UP STRATEGY

LOS ANGELES, Calif., Dec. 22 /PRNewswire/ -- Enhanced Services Company, Inc. (OTC: ESVS news; ESVS) and Zulu-tek Inc. (OTC-Bulletin Board: ZULU - news) announced jointly today that ESVS has acquired privately held BrandsForLess.com, based in South Norwalk, CT, a pioneer and industry leader in e-commerce, for $35 million. BrandsForLess.com operates an online department store featuring over 60 departments or "e-partments(TM)." The company also develops and administers various e-commerce stores appearing under the brand names of numerous portal and destination sites.

"BrandsForLess.com has forged numerous strategic relationships with some of the most popular names on the Internet to position itself as a leading e-commerce solution for online shopping. Their success is largely the result of addressing what consumer studies have indicated to be missing within the online shopping environment -- convenience, simplicity and reliability at a discount," stated Rob Chmiel, COO of Enhanced Services.

"This acquisition is a logical extension of our strategy to acquire companies that have a proven track record and expertise of driving revenue through the Internet. BrandsForLess.com has successfully utilized a unique combination of proprietary technology, consumer marketing and strategic relationships to create a highly profitable e-commerce system, exceeding the needs of the consumer, merchant and the distribution channel. We see tremendous synergies by combining this successful business model with the advertising and technological strength of Enhanced Services, with the vast market potential of brand-name discount shopping on the Internet," Chmiel added.

George Russell, BrandsForLess' President and CEO, said, "We believe that the opportunity to join forces with the Enhanced team represents an ideal situation for both entities. BrandsForLess.com overcomes the major barriers to making money faced by most websites today. Enhanced Services brings to the table rapid access to thousands of potential distributors of BrandsForLess.com's e-commerce package."



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BrandsForLess.com is dedicated to simplifying Internet shopping for the consumer and providing a "turnkey" e-commerce solution for merchants and portal sites. Online shoppers can now find, select and purchase products across multiple categories as they would do in a physical shopping environment. The Company delivers an intuitive, simplified, and efficient shopping experience that brings together the world's best specialty retailers and well-known brand names at a discounted price in a secure, private, and reliable Internet environment. BrandsForLess.com currently offers over 1,500 brands, and over 500,000 products with the same service and a 100% satisfaction guarantee shoppers expect from upscale department stores. BrandsForLess.com also develops and administers various "virtual" department stores licensed under the names of major portal and destination sites such as DejaNews.Com and CNN.com. Destination or portal sites can develop a significant e-commerce revenue stream by installing the BrandsForLess department store on their site or as its entire e-commerce solution.

Enhanced Services, its combination with Zulu-tek and its pending acquisitions, represent the convergence under one umbrella of diverse services focused specifically on the Internet as a communications and transaction medium creating a new specialty in the e-commerce arena. The combined enterprise is focused on attaining a unique, forerunning position as it answers the full range of business demands that result from a skyrocketing commercial reliance on the Internet.

Website Information:     www.zulumedia.com and www.brandsforless.com

SOURCE: Enhanced Services Company, Inc.